SCHEDULE 14A

                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )
                                      ----

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     14a-6(e)(2))

|_|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|X|  Soliciting Material Pursuant toss.240.14a-12




                              AUDIOVOX CORPORATION

                (Name of Registrant as Specified In Its Charter)






    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box): |X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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(5)  Total fee paid:

-------------------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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                                                   Filed by Audiovox Corporation
                                                         Pursuant to Rule 14a-12
                                       Under the Securities Exchange Act of 1934
                                           Subject Company: Audiovox Corporation
                                                    Commission File No.: 0-28839

      This filing relates to the proposed acquisition of selected assets and liabilities of Audiovox Corporation's majority owned subsidiary, Audiovox Communications Corp., by UTStarcom, Inc., pursuant to an Asset Purchase Agreement dated as of June 11, 2004.

                                  PRESS RELEASE

      On July 15, 2004, Audiovox Corporation issued the following press release:

FOR IMMMEDIATE RELEASE

         AUDIOVOX CORPORATION REPORTS FISCAL SECOND QUARTER 2004 RESULTS

o Fiscal second quarter 2004 sales increase 45.6%, driven by demand for both electronics and wireless product offerings

o Basic Earnings per share of $0.17 compared to $0.10 in the comparable prior period

Hauppauge, NY, July 15, 2004 . . . Audiovox Corporation (NASDAQ: VOXX) today announced results for its fiscal second quarter ended May 31, 2004.

Net sales for the second quarter of fiscal 2004 were $438.2 million, an increase of 45.6% over $301.0 million reported in the comparable fiscal 2003 period. Net income for the three months ended May 31, 2004 was approximately $3.7 million as compared to $2.1 million in the comparable period in 2003. Earnings per share for the fiscal second quarter of 2004 were $0.17 basic and $0.16 diluted compared to $0.10 basic and $0.09 diluted in the fiscal second quarter of 2003. Net income was positively affected by strong sales in both divisions partially offset by decreased gross margins and increased operating expenses to fund growth.

Audiovox Electronics Corp. (AEC) reported net sales of $148.0 million, an increase of approximately 32.3% versus $111.9 million reported in the comparable period last year. This increase was largely due to increased sales in the mobile electronics and sound product lines as well as sales of $12.7 million related to Audiovox Germany, which was formed in July 2003.

Sales for Mobile Electronics products increased 13.9% to $84.4 million as compared to $74.1 million reported in the fiscal second quarter of 2003. This increase was due primarily to increases in sales of mobile video products. Fiscal second quarter sales in the Sound category increased 349.3% to $44.6 million versus $9.9 million in the comparable prior year period. Sound sales were positively impacted by increased sales of $10.4 million in the satellite radio product line and $12.7 million of Audiovox Germany sales. Consumer Electronics sales decreased 31.6% to $19.0 million versus $27.8 million in the comparable 2003 period as a result of increased competition within the DVD category. The Company does not expect the decrease in Consumer Electronics sales to be a future trend.

The Company's majority owned subsidiary, Audiovox Communications Corporation
(ACC) posted net sales of $290.2 million, an increase of 53.4% as compared to $189.1 million reported in the second fiscal quarter last year. Unit sales of wireless handsets increased 43.9% to approximately 1.596 million, up from 1.109 million in the second quarter of fiscal 2003. This increase was primarily due to sales of product featuring camera and color displays with CDMA 1x technology. The average selling prices of the company's handsets increased to $170 per unit for the three months ended May 31, 2004 from $161 in the fiscal second quarter last year due to higher selling prices of newly-introduced models.

Commenting on the quarter's performance, John Shalam, Chairman, President and CEO of Audiovox Corporation stated, "I am pleased with the results of this past quarter, in particular the continued growth of AEC. Over the past several years, we have focused on the expansion of both our manufacturing relationships and distribution channels with the major retailers, mass merchants and OEMs. Our product introductions have included portable DVDs, flat panel TVs and satellite radio - all new categories for us. The results speak for themselves as the Electronics Company has consistently delivered to both our top and bottom line performance, posting year-over-year gains in every quarter since 2000. This past quarter was no different, as AEC saw its sales increase over 32% while generating more than two thirds of our overall gross profit."

On June 14, 2004, the Company announced that it had reached a definitive agreement to sell selected wireless assets and certain liabilities (excluding its receivables, inter-company accounts payable, income taxes payable, subordinated debt and certain accrued expenses) to UTStarcom, Inc. (NASDAQ:
UTSI) for a total purchase price of $165.1 million in cash, subject to certain post closing adjustments. The transaction is expected to close in the fourth quarter of this year subject to certain closing conditions including regulatory and third party approvals. This announcement follows the decision by Audiovox to exit the wireless business and focus its energy on expanding its presence in the consumer electronics industry.

Shalam continued, "As we look ahead, we are focused on several objectives. We continue to build the Audiovox brand and have our sights set on making our company a major force in the consumer electronics industry. We have begun to realize gains from some of our past successful acquisitions, including Code-Alarm and the many brands including Jensen and Acoustic Research that were purchased last year. Upon closing of the UTStarcom deal, Audiovox will have a strong balance sheet, significant cash on hand, access to capital and the support infrastructure in place to fuel our growth and further enhance the Audiovox family of brands whether through new products or acquisitions."

Gross Profit

Consolidated gross profit margins for the fiscal second quarter of 2004 decreased to 7.4% from 8.5% in the fiscal second quarter last year, driven primarily by increased sales and lower gross profit margins in the Wireless group over the comparable period in 2003. ACC's gross profit margin decreased from 5.0% in the fiscal second quarter last year to 3.7% in the fiscal second quarter of 2004, primarily due to increased price competition within the wireless industry. As a result, older phone models are sold at lower prices due to short product life cycles and are negatively impacted by introductions of new phones with enhanced technology. AEC's gross profit margin remained steady at 14.5%.

Operating Expenses and Operating Income

Operating expenses increased $4.4 million to $27.0 million for the three months ended May 31, 2004, as compared to $22.6 million in the second fiscal quarter of 2003. Audiovox Germany accounted for $3.1 million, or approximately 70% of the increase in operating expenses for the quarter. Major components of this increase were in direct labor, advertising, insurance and office salaries and were seen primarily in the Electronics Group as a result of recent acquisitions and general business growth. As a percentage of net sales, operating expenses decreased to 6.1% versus 7.5% in the comparable period last year.

Wireless operating expenses increased approximately $0.4 million during the fiscal second quarter of 2004, however, as a percentage of their net sales, decreased to 2.6% compared to 3.9% in the fiscal second quarter of 2003. Electronics operating expenses increased approximately $3.9 million due to stronger demand for the company's electronics product offering and the operations of Audiovox Germany, which commenced as a result of the Recoton acquisition. As a percentage of AEC's net sales, operating expenses increased to 10.3% in the fiscal second quarter versus 10.1% in the comparable prior period.

Operating income for the three months ended May 31, 2004 was $5.5 million, compared to $3.1 million in the prior year period. The increase in operating income can be attributed mostly to the Electronics group, who posted operating income of $6.3 million as compared to $4.9 million in the fiscal second quarter last year. The Wireless group recorded operating income of $3.2 million versus $2.1 million in the comparable prior period.

Balance Sheet-Selected Items

Accounts receivable as of May 31, 2004 was $209.6 million compared to $183.8 million as of February 29, 2004 and $266.4 million at November 30, 2003. Inventory as of May 31, 2004 was $276.5 million versus $265.9 million at the end of the first fiscal quarter of 2004 and $219.7 million at November 30, 2003. ACC and AEC inventory levels as of May 31, 2004 were $129.2 million and $147.3 million, respectively. The Company's stockholders equity as of May 31, 2004 was $330.8 million.

Six-Month Results

For the six month period ended May 31, 2004, the Company reported net sales of $815.1 million, an increase of 36.3% over $597.8 million reported for the comparable prior period. AEC posted net sales of $284.6 million, an increase of 48.1% over $192.2 million reported for the six month period ended May 31, 2003. This increase was largely due to increased sales in the sound and consumer electronics product lines as a result of new product introductions and the addition of $28.5 million in sales by Audiovox Germany as well as increased sales of $21.1 million from satellite radio. During the first six months of fiscal 2004, sales of Mobile Electronics, Consumer Electronics and Sound products increased 7.0%, 25.3% and 323.3%, respectively.

ACC posted net sales of $530.5 million, an increase of 30.8% over $405.7 million for the comparable six month period last year. Unit sales of wireless handsets increased 24.1% to approximately 2.9 million units from approximately 2.3 million units for the six month 2003 period. The average selling price of the Company's handsets increased to $174 per unit for the six months ended May 31, 2004 from $166 per unit in 2003 due to higher selling prices of new product introductions. As a percentage of net sales for the six-months ended May 31, 2004 period, ACC represented 65% of sales and AEC 35% compared to 68% and 32% respectively, for the comparable period in fiscal 2003.

Both the Wireless and Electronics Groups experienced a decline in margins, as the consolidated gross profit margin for the six months ended May 31, 2004 was 7.8%, compared to 8.5% in 2003. Margins in the Wireless Group were 3.9% compared to 5.2% in 2003 and margins in the Electronics Group were 15.1% compared to 15.5% in 2003. This decrease in the Electronics Group was due to increased price compression in electronics products sold through consumer channels, which carry a lower gross margin as opposed to other product lines. Specifically, gross margins were adversely impacted by the sale of older DVD players, flat panel TV's and FRS radios as the selling price for these older items has declined as a result of new product introductions within these categories. Even though margins are down in both Groups, the change in the mix of sales between Wireless and Electronics has affected the consolidated margins in a favorable way as Electronics represented a higher percentage of year-over-year sales, and since Electronics products typically carry higher gross profit margins than Wireless.

Operating expenses increased to $55.7 million for the six months ended May 31, 2004 as compared to $43.6 million in the comparable 2003 period. Audiovox Germany accounted for approximately 60.0% of the increase. As a percentage of net sales, operating expenses decreased to 6.8% for the six months ended May 31, 2004 from 7.3% in the six month 2003 period. Operating income for the six months ended May 31, 2004 was $8.1 million compared to $7.5 million for the comparable six month 2003 period.

As a result of strong sales in both divisions, net income for the six-months ended May 31, 2004 was $5.5 million compared to $3.3 million for the six months ended May 31, 2003. Net income per common share was $0.25 basic and diluted as compared to $0.15 basic and diluted in the comparable six-months of fiscal 2003.

Conference Call

Audiovox Corporation will be hosting a results conference call later this morning at 10:00 a.m. EDT. Interested parties may participate in a listen-only mode via a real-time web cast by visiting the company's web site at http://www.audiovox.com.

About Audiovox

Audiovox Corporation is an international leading company in consumer electronics and communications. The Company conducts its business through subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003 and Form 10-Q for the fiscal second quarter ended May 31, 2004.

Company Contact:                   Public and Investor Relations Contact:
C. Michael Stoehr, SVP/CFO         Glenn Wiener
Audiovox Corporation               GW Communications
(631) 231-7750                     (212) 786-6011 or GWIENER@GWCCO.COM

                              - Tables to Follow -


                                               AUDIOVOX CORPORATION AND SUBSIDIARIES
                                                Consolidated Statements of Earnings
                                  For the Three and Six Months Ended May 31, 2003 and May 31, 2004
                                           (In thousands, except share and per share data)
                                                            (unaudited)


                                                                       Three Months Ended                 Six Months Ended
                                                                   ---------------------------      ---------------------------
                                                                     May 31,         May 31,            May 31,        May 31,
                                                                       2003           2004               2003           2004
                                                                   ------------   ------------      ------------   ------------

Net sales                                                          $    301,010   $    438,199      $    597,828   $    815,083
Cost of sales                                                           275,398        405,751           546,748        751,269
                                                                   ------------   ------------      ------------   ------------
Gross profit                                                             25,612         32,448            51,080         63,814
                                                                   ------------   ------------      ------------   ------------

Operating expenses:
   Selling                                                                8,275          9,979            15,577         19,899
   General and administrative                                            12,889         14,641            25,195         31,747
   Warehousing and technical support                                      1,394          2,319             2,793          4,022
                                                                   ------------   ------------      ------------   ------------
       Total operating expenses                                          22,558         26,939            43,565         55,668
                                                                   ------------   ------------      ------------   ------------

Operating income                                                          3,054          5,509             7,515          8,146
                                                                   ------------   ------------      ------------   ------------

Other income (expense):
   Interest and bank charges                                             (1,013)        (1,961)           (2,118)        (3,397)
   Equity in income of equity investees                                     743          1,520             1,114          2,523
   Other, net                                                               571            447              (527)         1,299
                                                                   ------------   ------------      ------------   ------------
       Total other income (expense), net                                    301              6            (1,531)           425
                                                                   ------------   ------------      ------------   ------------

Income before provision for income taxes and minority interest            3,355          5,515             5,984          8,571
Provision for income taxes                                                  918          1,294             1,958          2,094
Minority interest expense                                                  (363)          (544)             (743)          (930)
                                                                   ------------   ------------      ------------   ------------

Net income                                                         $      2,074   $      3,677      $      3,283   $      5,547
                                                                   ============   ============      ============   ============

Net income per common share (basic)                                $       0.10   $       0.17      $       0.15   $       0.25
                                                                   ============   ============      ============   ============

Net income per common share (diluted)                              $       0.09   $       0.16      $       0.15   $       0.25
                                                                   ============   ============      ============   ============

Weighted average number of common shares outstanding (basic)         21,834,099     21,950,898        21,834,099     21,936,577
                                                                   ============   ============      ============   ============
Weighted average number of common shares outstanding (diluted)       21,873,875     22,436,045        21,949,521     22,345,345
                                                                   ============   ============      ============   ============


                                                       Exhibit 99.1

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                 (In thousands, except share and per share data)


                                                                                                      November 30,         May 31,
                                                                                                          2003               2004
                                                                                                      ----------         ----------
                                                                                                                         (unaudited)
Assets
  Current assets:
     Cash                                                                                              $   4,702         $   5,152
     Accounts receivable, net                                                                            266,421           209,603
     Inventory, net                                                                                      219,664           276,526
     Receivables from vendors                                                                              7,830            11,401
     Prepaid expenses and other current assets                                                            12,371            12,991
     Deferred income taxes                                                                                 9,531             7,854
                                                                                                       ---------         ---------
         Total current assets                                                                            520,519           523,527
  Investment securities                                                                                    9,512             8,045
  Equity investments                                                                                      13,142            12,662
  Property, plant and equipment, net                                                                      20,242            19,829
  Excess cost over fair value of assets acquired                                                           7,532             7,019
  Intangible assets                                                                                        8,043             8,043
  Other assets                                                                                               713               573
                                                                                                       ---------         ---------
                                                                                                       $ 579,703         $ 579,698
                                                                                                       =========         =========
Liabilities and Stockholders' Equity
  Current liabilities:
     Accounts payable                                                                                  $  94,864         $  80,261
     Accrued expenses and other current liabilities                                                       42,816            38,037
     Accrued sales incentives                                                                             21,894            11,466
     Income taxes payable                                                                                 13,218            11,277
     Bank obligations                                                                                     39,940            69,643
     Current portion of long-term debt                                                                     3,433             2,747
                                                                                                       ---------         ---------
         Total current liabilities                                                                       216,165           213,431
  Long-term debt                                                                                          18,289            15,719
  Capital lease obligation                                                                                 6,070             6,038
  Deferred income taxes                                                                                    3,178             1,645
  Deferred compensation                                                                                    5,280             6,185
                                                                                                       ---------         ---------
         Total liabilities                                                                               248,982           243,018
                                                                                                       ---------         ---------
  Minority interest                                                                                        4,993             5,922
                                                                                                       ---------         ---------
  Commitments and contingencies
  Stockholders' equity:
     Preferred stock, $50 par value; 50,000 shares authorized and outstanding, liquidation
         preference of $2,500 per share                                                                    2,500             2,500
     Series preferred stock $.01 par value, 1,500,000 shares authorized; no shares issued or
         outstanding                                                                                        --                --
     Common stock:
         Class A $.01 par value; 60,000,000 shares authorized; 20,728,382 and
           20,772,846 shares issued at November 30, 2003 and May 31, 2004, respectively; and 19,655,645 and
           19,701,889 shares outstanding at November 30, 2003 and May 31, 2004, respectively                 207               208
         Class B $.01 par value convertible; 10,000,000 shares authorized; 2,260,954 shares issued
           and outstanding                                                                                    22                22
     Paid-in capital                                                                                     252,104           252,752
     Retained earnings                                                                                    80,635            86,182
     Accumulated other comprehensive loss                                                                 (1,229)           (2,409)
     Treasury stock, at cost, 1,072,737 and 1,070,957 shares of Class A common stock at
         November 30, 2003 and May 31, 2004, respectively                                                 (8,511)           (8,497)
                                                                                                       ---------         ---------
         Total stockholders' equity                                                                      325,728           330,758
                                                                                                       ---------         ---------
         Total liabilities and stockholders' equity                                                    $ 579,703         $ 579,698
                                                                                                       =========         =========

                                CONFERENCE CALL

     The following is a transcript of Audiovox Corporation's conference call and web cast held on July 15, 2004 at 10:00 a.m. EDT to discuss Audiovox Corporation's results for the fiscal quarter ended May 31, 2004.

              Q2 2004 AUDIOVOX CORPORATION EARNINGS CONFERENCE CALL
                                  JULY 15, 2004


CALL PARTICIPANTS

Glenn Wiener        Audiovox Corporation, Investor and Financial Media Relations

John Shalam         Audiovox Corporation, Chairman, President, CEO
Michael Stoehr      Audiovox Corporation, CFO, SVP, Director
Phillip Christopher Audiovox Corporation, CEO Audiovox Communications
                    Corporation, EVP, Director
Patrick Lavelle     Audiovox Corporation, SVP and Director
John Bucher         Harris Nesbitt, Analyst
Randy McCormick     Tracer Capital, Analyst

PRESENTATION

Operator: Good day ladies and gentlemen, and welcome to the Audiovox Corporation Second Quarter 2004 earnings conference call.

My name is Alicia, and I will be your operator. At this time, all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of your conference.

If at any time during the call you require assistance, please press star followed by zero, and an operator will be happy to assist you. As a reminder, this conference call is being recorded for replay purposes. I would now like to introduce your host for today's call, Mr. Glenn Wiener, please go ahead, sir.

Glenn Wiener: Thank you Alicia, good morning everyone, and thank you for joining us today for Audiovox's fiscal 2004 second quarter conference call for the period ended May 31, 2004.

As the operator mentioned, today's call is being web cast on the company's site, www.audiovox.com, under investor relations, and a replay has been arranged for your convenience and will be available later today.

If you have not received a copy of this morning's announcement issued free market, you may obtain a copy on the company's website under corporate announcements, or you can call my office at (212) 786-6011, and a copy will be forwarded to you.

Joining us on today's call will be John Shalam, Chairman and Chief Executive Officer, Michael Stoehr, Senior Vice President and Chief Financial Officer, Phillip Christopher, CEO of Audiovox Communications Corporation, and Patrick Lavelle, CEO of Audiovox Electronics Corporation.

After opening remarks by senior management, there will be a question and answer session. Before getting started, I'd like to briefly read safe harbor language. Except for historical information contained herein, statements made on today's call, and on today's web cast that would constitute forward looking statements may involve certain risks and uncertainties.

All forward-looking statements made are based on currently available information, and the company assumes no responsibility to update any such forward-looking statement. The following factors among others may cause actual results to differ materially from the results suggested in the forward-looking statement.

The factors include but are not limited to risks that may result from changes in the company's business operation, our ability to keep pace with technological advances, significant competition, the mobile and consumer electronics business, as well as the wireless business.

Our relationships with key suppliers and customers, quality and consumer acceptance of newly introduced products, market volatility, non-availability of product, excess inventory, price and product competition, new product introductions, the possibility of our prior filings by the SEC may result in changes to our financial statements, and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and or our officers and directors as a result of any restatement.

Risk factors associated with our business including some of the facts set forth herein are detailed in the company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003, and in our Form 10-Q for the fiscal second quarter and six months ended May 31, 2004.

At this time, I'd like to introduce John Shalam, Chairman, President and Chief Executive Officer of Audiovox.

John Shalam: Thank you very much Glenn, and good morning everyone. I'm pleased to have the opportunity of providing you with details of our results, touching on our strategy for growth, having Philip address our second quarter wireless performance, and Pat walk you through our electronic business operations.

This morning, Audiovox reported net sales of $438.2 million, an increase of over 45% over the second quarter of last year. Both subsidiaries, wireless and electronics, contributed positively to our results, as electronics sales increased 32% and wireless 53%.

We reported net income of $3.7 million, and earnings per share of 17 cents, both significant increases over our second quarter results last year when we reported net income of $2.1 million and earnings per share of 10 cents.

For the six month period, our sales increased 36% to $815.1 million. Electronic sales were $285 million, an increase of 48%. And our wireless sales were $530 million, an increase of over 30%. Net income and earnings per share for the six month period were $5.5 million, and 25 cents, compared to net income and earnings per share for the 2003 comparable period of $3.3 million and 15 cents respectively.

In just a few moments, Michael will outline the results in more detail Audiovox Electronics Corporation has posted consistent top line increases in every quarter since 2000, which is 16 quarters in a row, all the while generating significant profits. With the announcement of outstanding assets of the wireless business, electronic becomes our main focus.

It is our intent to further build our brand, which is already enjoying significant recognition, as well as breathe new life into the brands we had recently added through acquisition. It is our plan to increase our leadership positions in the mobile and consumer electronics product categories such as mobile video and satellite radio to name a few, by increasing our expenditures on product development, engineering and marketing.

Although Pat will address the electronics operations, I would like to highlight some of the more global points regarding that operation. There is an increasing trend to integrate through mitigations with the car, and mobile entertainment and security is an area we feel will be a viable growth vehicle for many years to come. We plan to be a part of that integration as we build up on past success and sell security and mobile video products in both the OE and retail aftermarket sides of the business.

Our diverse manufacturing relationships as well as the sheer size of our component orders have been among the keys to our growth. They shielded us to a certain degree from component shortages which allowed us not only to continue to enjoy the number one market position in mobile video, but also pave the way for our expansion into consumer related products such as portable DVDs and flat screen TVs.

We intend to continue to develop these diverse product sources to capitalize on the flexibility that they provide. We are now, and will continue to work to revitalize the once formative Jensen acoustic research and Advan product lines. We acquired these brands because we felt they complimented our existing product lineup, providing our customer base with a wide range of planned options within product categories.

As we said at the time of acquisition, the full effect of the contribution would be seen in '05. But we are already enjoying results, which Pat will cover in a bit more detail in a few moments. Since the end of last year, we have seen satellite radio take off, and we have been a major part of that new market.

In fact, it has been the main growth driver in our sound product line. Our product lineup includes both Sirius and XM products for the car, as well as the home, and we continue to develop new models, as well as work on the integration of the technology into other products.

While most of our revenues to date have been domestic, opportunities for international expansion exist. In particular, with Audiovox Germany, the business unit acquired last year as part of the records on asset purchase. They remain on track to post $60 to $70 million in revenue this year, and they open up channels and produce other product lines such as mobile video for the European market.

And of course, there is a constant effort to identify new market opportunities, and to develop products for them as we bid for two way radios, under counter TVs, and even portable DVDs and flat panel TVs. Obviously, until we close the previously announced UTStarcom deal, a majority of our own wireless subsidiary, Audiovox Communications Corporation continues to be a significant part of our operation, and our sales figure into our results.

Phillip will outline the second quarter in just a few moments. Upon closing of the UTStarcom transaction, we anticipate the company will have approximately $150 million in cash with no debt on these bank lines. We will have cash on hand from ongoing operations in addition to facilities in place with our lenders for capital as needed.

By any account, Audiovox will be well financed operation. I know that many of you are looking for us to announce specifics on what we will do with this cash. But I'd like to remind you that this deal has yet to close, and the cash is not in the bank. Until that time, we will not be in a position to comment specifically on anticipated use of the proceeds. Sufficed to say, that the strengthened cash position will certainly help us in pursuing growth opportunities that maximize shareholder values.

At this moment, we have no plans to offer a dividend or buy back the company's stock. However, these options do remain open. Whether we invest in our existing operations or look to acquire new ones, know that we will look for all opportunities that we feel are in the best interest of our shareholders.

On a personal note, I would like to thank all of your for your support. I am very excited about the future of Audiovox, and our goal is to grow Audiovox back into billion dollar trust company again, sooner rather than later. And now I will turn the call over to our CFO, Michael Stoehr.

Michael Stoehr: Thank you, John. Good morning everyone. Sales for the quarter, as John mentioned, were $438 versus $301 million last year's quarter, an increase of 36%. Both our subsidiaries posted revenue increases during the quarter. AC sales increased 32% to $148 million. As is common with electronic sales, the product category mix changed this quarter with consumer climbing as a result of price compression and lower sales of DVD products, while sound and mobile video products categories increased.

The increases in the sound category reduced combination of demand for new satellite radio products, revenue from our newly acquired European operations, and the sales of the recently acquired brands of Jensen Acoustic Research in Advan. ACC unit sales grew from 1.1 million units in the second quarter last year to 1.6 million units this year. Revenue increased 53% to $290 million as a result of both the increase in units sold as well as an increase in the average selling price, from $161 last quarter last year, to $170 this year.

The current lineup of wireless products introduced in early 2004 include such features as camera capability, color screens and 1x technology. Our consolidated gross margins were 7.4% versus 8.5% the second quarter 2003 versus 2004. Primarily as a result of lower margins in ACC, which declined from 5% in 2003 to 3.7% in 2004. This is a result of price competition in the overall market.

Overall electronic gross margins remain the same at 14.5% in 2004, versus 14.5% in 2003. However, there have been some fluctuations within the product groups, for example, portable DVD margins declined, which were offset by higher margin sales from our European operations. Gross margins in electronics were also impacted by lower margin satellite radios sold primarily through mass merchants.

Overhead increased $4.4 million from $22.6 million in the second quarter last year to $27 million this quarter. Of the $4.4 million in the increase, $3 million was related to the newly acquired European company, which did not exist last year. During the third quarter, this will start to phase itself in third quarter 2004.

The remaining $1.4 million increase is a result of increased commissions in sales salaries and electronics and the result of sales activity, increase professional fees related to the cost of the Sarbanes-Oxley 404 initiative, which I'll discuss further in this presentation, and attorney fees related to trademarks, intellectual property, and patent activity. As a result of the increased volume, and sales growing more quickly in overhead, partially offset by reduction of gross margin, operating income increased $2.5 million to $5.5 million.

Our interest expense increased for the second quarter as a result of additional financing in the European operations. Both the working capital needs and the acquisition financing which is not there last year at this time. The overall working capital needs of the company, the financing accounts receivable inventory increased, even though both accounts receivable and inventory turnovers improved.

A combination of revenue growing faster than operating expenses, offset the decline in gross margins which allowed the company to report earnings per share basic of 17 cents versus 10 cents, or fully diluted 16 versus 10. The company's bank lines are schedule to expire July 27, 2004. Due to the pending wireless transactions, and the proceeds from it, the company decided that we would go for a one year, $150 million line on a more conservative approach.

We look to close this facility either today or tomorrow, and we'll put out the appropriate notice. Before I turn the meeting back to John, there are two other areas I'd like to discuss. First, the Sarbanes-Oxley section of 404 internal control. The company expects to complete SOX 404 reporting requirements and be prepared for testing by the end of the third quarter.

As required by the act, our external auditors Grant Thornton will conduct the test. Appliance has been and continues to be a massive and expensive project. In fact, we'll probably spend between $600,000 to $1,000,000 without counting the time spent by our internal employees.

Cost includes an estimate of the acts' required year end separate 404 compliance audit. The company has retained the services of Deloitte and Touche to assist us as we prepare for the 404 certification. As you know, the act prohibits the company's external auditors from existing in the creation of the program.

Second and final subject I'd like to cover is corporate overhead. As we move forward to complete the StarCom Wireless transaction, the company has been addressing that portion of expenses, defining the MDNA as corporate expenses. These include human resources, MIS, treasury, general accounting, public reporting and compliance, taxes, marketing expenses, and a display in manufacturing expenses.

Also carried in this expense group are professional fees such as audit, legal, consultant, the record costs, B&O insurance, and other public reporting costs. As described in the MDNA, a portion of these costs are allocated to the selling groups. Either by head count, as in the case of human resources, or in the case of MIS by users on the system.

Other expenses are allocated based on revenue, and the last allocation to the selling group is interest that are charged with an inter company debt. The company follows on its credit lines in order pay its subsidiaries. For the six months ending May 31, 2004, the total corporate expenses were $9 million. This is broken down as follows; MIS, $2.5 million, professional fees, $2.4 million, B&O insurance, $600,000, advertising and public relations was $2.1 million.

This is for the first half of the year. This advertising and public relations is a brand promotion program for the corporation, which is budgeted at a total of approximately $5 million for fiscal 2004. These four elements represent $7.6 million of a $9 million expense. The remaining $1.4 million is related to the cost of human resources, treasury, tax department, marketing displays and overhead to retain these operations.

Upon closing of the StarCom transaction, some of the overhead expenses for the company will change. We are now in the process of reviewing these expenses, based on post transaction structure of audio. Though same areas made two components of overhead expenses, which will not be spended by the (off mic) wireless, they are advertising and marketing programs, and the MIS group.

We plan on continued investment in the Audiovox family of brands. And we retain all of our brand related advertising programs. In addition, we have entered into a transitional service agreement supply, MIS services from StarCom for a maximum of one year, which will offset a portion of our expenses.

When we discuss third quarter earnings in October, we should be in a better position to provide additional information on the company's post wireless plan. While we are awaiting our shareholders vote on our proxy as filed, we will not be giving guidance as we wait for the third quarter earnings conference to discuss.

I'd like to turn this back to John, thank you very much.

John Shalam: Michael, thank you very much, and now I would like to turn the meeting over to Phillip Christopher who will make a few comments on the performance of ACC during the last quarter, Phillip?

Phillip Christopher: Thank you John. And thank you Mike, and good morning everyone. I'm in China. I'd like to report that ACC had a successful second quarter, where we posted net sales of $290.2 million in sales, an increase of 53.4% as compared to our $189.1 million reported in the second fiscal quarter last year.

Unit sales of wireless handsets increased 43.9% to approximately $1.6 million, up from $1.1 million in the second quarter of fiscal 2003. This increase was primarily due to sales of products featuring color displays, and imaging display telephones with CDMA 1x technology.

The average selling prices of the company's handsets increased to $170 per unit for the three months ended May 31, 2004, up from $161 in the fiscal second quarter last year, due to higher selling prices of our newly introduced models. There was several developments of ACC during the second quarter.

First, we introduced the CDM 8610 clamshell color display for Virgin Mobile in March. This is part of a 1.2 million unit contract with Virgin. Virgin's focus is on the youth market, with sales through the mass merchandisers and retailers.

Our CBM 8900 clamshell camera phone not only was featured in the Verizon National Mother's Day Promotion, which included TV, radio and national newspaper support, but it has become the mainstay of many of the carriers, including U.S. Cellular, Western Wireless, Metro PCS, Cricket and Telefonica in South America.

We enjoyed increased volume due to wide acceptance of both our 86, CDM 8600 color display phone, and our CDM 8900 camera phone. And finally, we got back into GSM market, which has been our objective for a long time. The introduction of our pocket PC model, PC 4100 PDA phone, it is the first commercially available unit with Microsoft Windows Mobile 2003 software.

The pocket PC, PPC 4100 is being marketing by AT&T Wireless. As you may know, until the agreement with UTStarcom is voted upon by our shareholders, we have been advised to limit our discussion to performance of ACC in the second quarter and refrain from answering questions regarding ACC's performance. That's all I can say John, thank you very much, and I'll answer any questions that may come about, thank you.

John Shalam: OK Phillip, thank you very much, and I would now like to turn the call over to Pat Lavelle, the CEO of Audiovox Electronics Corporation, Pat?

Patrick Lavelle: Good morning everyone, and thank you, John. Since most of the focus of these calls had focused on ACC in the past, I thought it would be best if I gave everyone a quick overview of Audiovox electronics, how we are organized, the different markets we service and the difference product categories that make up the company. AEC has grown steadily since our inception, and has reported profits in each year of operation.

Approximately $150 million in sales seven years ago, our strategy of adding new product categories and new markets and leveraging existing overhead and facilities has allowed us to properly expand sales which are approaching $600 million annually. The business we've employed has worked very well, and continues to be our strategy for new product introductions, as well as past acquisitions and future ones.

Currently, Audiovox Electronics markets four main categories of products, car audio, mobile electronics, consumer electronics, and OEM products that are designed specifically for the car manufacturers. Each one of these categories continue to grow and are all reporting increases for the first six months of 2004.

Our car audio group is 214% ahead of the first half of 2003, and the key drivers here are our satellite radio products and the new lines of Jensen, Mac Audio and Magnet (ph) Car Audio acquired from Recoton last year. Our largest group is our mobile electronics group, which encompasses security, mobile video, cruise controls and navigation products, and other invarious mobile electronic products.

Even with substantial price compression in the mobile video bags, where we have seen a 36% drop in average selling prices over Q1 '03, and 26% over Q2 '03, we have been able to grow the overall category 4.5% for the year, and 14% in Q2 '04. Key drivers within this group are new all in one video headrest products, new 10 inch overhead entertainment systems, and all new security and remote start programs with Circuit City and Best Buy.

Our consumer category, which is made up of home audio, portable audio, portable DVD, GMRS radios, and LCD TV is up 66% over the first six months of 2003. Increases are coming from the sales of the acquired brands of advent, acoustic research, Jensen and Heco, as well as stronger first quarter sales of portable DVD and the new LCD TV products that we had introduced this year.

And finally, our OEM business is up 42% over the first six months, driven by the additions of new cart along programs with Kia and Daimler Chrysler, and new video entertainment systems with Ford and Kia which were not in place during the first half of 2003. Our sales basically break down as follows. Mobile electronics represent 41.9% of sales, consumer electronics 26.9%, car audio, 21.5% and OEM 9.7%.

Now this is not how we reported in the 10Q, but that is how we look at the breakdown of the categories internally. When we look at our market segments, our strategy in the past has been to develop a widespread distribution network so that we are protected somewhat from shocks to any one segment, or any one customer.

Our largest customer for the quarter represented 8% of sales, and we currently have over 2,000 active accounts. Mass merchants and national accounts such as WalMart, Best Buy, Circuit City, Pep Boys, et cetera, represent 57% of our turnover through the first six months. Sales to distributors, expeditors, and independent retailers represent approximately 33% of our revenue, and sales of OEM accounts represent 10% of our volume.

Additionally,  ASA, our 50% owned joint venture  supplies  products to the niche markets such as RV manufacturers, fleets, the marine industry and van converters. Although not reported in our sales numbers, sales to this segment are approximately $30 million through the first six months of the year. And finally, Audiovox Electronics maintains a number of license programs for targeted products or customers, which generate license income.

I think our strategy to develop broad distribution has paid off for us over the years, and adds stability to our operation. Now, part of our strategy for growth over the last few years has been to acquire companies that can obviously add to overall sales, but also help us penetrate existing markets, or gain access to new ones.

Our total Arm acquisition has allowed us to establish an R&D center and base of operations in Detroit to service and grow our OEM business. When we acquired Choad, they were in severe financial trouble, and we purchased them for the asset value of inventory and receivables for approximately $6 million.

At this point, we have been able to reorganize the operation completely, we closed the manufacturing plant in Detroit, shifted production to Asia, which drastically lowered the overhead, while at the same time gave us an increase in product quality and an increase in profit margins. We utilized existing Audiovox staff in the facilities to lower expenses further, and today we have a lean staff of engineers and sales professional concentrating on growing our OEM business.

We have been able to reestablish the code brand at retail, and Circuit City now exclusively sells code security systems and remote starts in their stores. We began shipments to Circuit City in the second quarter of this year. On the OEM side, we have added a number of new programs to existing and new accounts.

Currently, we supplied products to Ford, Daimler Chrysler, Mazda and Kia, and have recently been awarded a program with Subaru for remote starts. When we took over, sales were approximately $20 million, and we expect to achieve sales this year of $30 million.

For 2004, code sales through the first six months are at $11.5 million through May, which is up 38% over last year, and we are enjoying a 28% increase in margin. Code system, it is contributing to our overall earnings in 2004, and the operation in Detroit will allow Audiovox to grow our overall OEM business. So when I look at this acquisition I believe it's moving along quite well and will be more successful as time goes by.

Our Recoton acquisition, as you know, we acquired the audio assets of Recoton out of bankruptcy last July, and we have been quite busy restructuring and rebuilding the sales.

We acquired two basic operations, the domestic operation and the European holdings. The domestic group was acquired for $20 million. And with this we received inventory, accounts receivables, certain license agreements and the well established trade names of Jensen, Advent and Acoustic Research.

At the time of our acquisition sales had virtually ceased due to the bankruptcy. Our strategy is to rebuild the product lines and sales and to utilize the brands to better manage channel conflict that exists between the large mass merchants. This allows us to grow market share within the respective categories and become a stronger partner to a number of larger accounts.

Sales to date of the domestic operation at $13.7 million, and that is through May. As of May 31st we have received $15,383,000 for the sale of acquired merchandise, acquired receivables and earned license fees.

We have a balance of approximately $2.5 million in acquired assets that we believe can be liquidated for 50 percent of its value, putting our net acquisition cost at approximately $3.3 million.

And it is important to note that the income stream from current license agreements will generate between $1.2 million to $1.5 million per year.

We expect to achieve sales of approximately $30 million for 2004. And, as I indicated, we're at $13.9 million through six months.

We have begun shipments of Jensen Satellite Radios to Wal-Mart and resumed Jensen car audio sales with major accounts such as Pep Boys, Auto Zone, Wal-Mart and Target stores.

Advent and AR will have some impact in the second half as we start to receive the new product that we've developed. I believe the acquisition of Recoton domestic operation has been quite successful so far. Audiovox German Holdings, the former Recoton operation, is doing well.

We acquired the assets for $20 million plus the assumption of $5 million in debt. And although negatively affected by the Recoton bankruptcy in the states and losing money when we took over, the operation has been profitable since we've taken over. Through overhead reductions and the addition of Audiovox products, the operation was able to report free tax profits of 2.2 euros - 2.2 million euros in 2003 and through May 31, 2004 declared a pretax of 1.7 million euros, all told roughly $4.5 million since we've taken over.

Strategically, Audiovox Germany gives us access to the European market, which is something that we did not have before. And it gives us the ability to expand our successful mobile video and consumer electronic programs. Additionally, Audiovox Germany has been able to maintain their number one market share in car amplifiers and speakers under the Magnet and Mac Audio brands.

For the six months, they are running at 23.1 million euros, which is roughly around $28 million. And we are still maintaining our target of between $60 million and $70 million for the year.

I am very comfortable to say that our acquisitions have done well to date. And strategic acquisitions will be a key part of our strategy to grow our business to the $1 billion mark.

And AEC has a demonstrated ability to leverage existing overhead, to lower expenses and reinvigorate sales with new manufacturing and products.

As I look to the balance of the year, we have a number of initiatives within each category that should give us continued opportunity. We have always had to deal with price compression in our industry, and new product development is key to expanding sales.

In mobile video we are intent on maintaining our number one market share. And we will launch all new 10-inch DVD overheads, continue to introduce new applications for our custom headrest programs, and we'll introduce a new mobile overhead docking station that will house our portable DVD tablet. This concept has already captured very strong interest.

Simply, it will allow a self-contained screen and DVD to be snapped into the overhead and operate as a complete mobile video system with full power, wireless headphones, remote control and the ability to play through the car speakers. It is also a very safe and secure installation for a portable device in a vehicle.

We have also revamped our regular line-up and will deliver more attractive and more competitively priced systems in the fourth quarter. Car audio will see a completely redesigned plug-and-play system, utilizing the new Sirius chipset, which will drastically reduce the overall size of the unit. This system is set for fourth quarter Christmas promotion. We will additional roll out new Jensen satellite head units and complete the rollout of the new Jensen Anson (ph) speakers.

The consumer product group has just begun shipment of a - of their first portable DVD tablet and will ship seven inch, eight inch and 10 inch versions that will complement the mobile video line of docking stations.

We will also introduce under counter kitchen docking stations and desktop stations that will accommodate different sized portable tablets so that a consumer can purchase any size of Audiovox portable DVD and dock it in their car, kitchen, bedroom or take it on the road as a regular portable. That is versatile video. Consumers have expressed a strong interest in getting versatile use from their consumer electronics, and we think this product is going to be very strong.

Under the Advent and Acoustic Research brands, we will roll out newly designed home speakers, home theater systems and larger sized LCD and plasma TVs. Sales, however, will be limited at first, since many of the third and fourth quarter programs for retail have already been set.

New GPS navigation systems will debut in the fourth quarter. New code alarm professional series alarms, utilizing a redesigned power code platform with RF programming, intellimatic data ports and the new songbird feature will help code increase retail penetration.

Ladies and gentlemen, this is just a brief look at some of the products we will launch in the second half. There are too many to review in detail. In fact, we are currently running approximately 3,500 active products. However, please know our product managers, engineers and sales professionals are hard at work.

Although we've been successful and our growth has outperformed some expectations, we do business with very large customers and operate in a very fast-paced and very competitive environment. And there is an element of risk that goes along with this.

But with that said, I am very excited about the year we are having and the future of AEC. And I am happy to answer any of your questions. Thank you, John.

John Shalam: Thank you very much for this detailed and comprehensive report. Alicia, we're now ready for questions.


QUESTION AND ANSWER SESSION

Operator: Ladies and gentlemen, at this time we'll conduct our question-and-answer session. If you'd like to ask a question, please press one - please press star followed by one on your touch-tone telephone. If your question has been answered or you wish to withdraw your question, please press star followed by two. Again, ladies and gentlemen, it is star followed by one to ask your question.

We have a question from John Bucher with Harris Nesbitt. Please go ahead, sir.

John Bucher: Yes, John Bucher, Harris Nesbitt. Michael, I understand that you're not going to provide any detailed guidance perhaps until October.

I was just wondering if we can get a sense for what the going forward corporate operating margin might be once ACC - the divestiture of ACC has been completed. In particular, it looks like of the roughly $9 million in total corporate overhead that you referred to and provided a breakdown of, it looks like at a cursory glance maybe that two-thirds of that will still be in place after that. Is that what we should be thinking and modeling to corporate overhead?

Michael Stoehr: John, I think the model - you want to take a look at the consolidated company and then look to the operating margins between four and five percent. If you look at the proxy that we filed, just to point you up to the pro formas that we put out so I can speak to the proxy, the - one thing to keep in mind now, as John mentioned in his previous remarks, the interest expense will go away.

So, the target is to look at the margins between four and five percent, take a look at the interest - Matt (ph) gave us sort of an indication for what he's looking at for the year - and you'll come into that number. There will be some savings on corporate. That's - but I can't really quantify it until we get closer to the third quarter, which Matt can give everybody an idea of what we're going to be doing.

The one thing that will be stay will be the advertising. That has - and also the MIS. And again, a portion of that MIS is already in Pat's allocation when you see his numbers in the Qs that we filed in the MD&A. And there is a portion that's coming up on the transition services agreement with the UTStarcom.

The other thing to keep in mind is that you're seeing the full vote now of Starbase for the next two quarters, which we will still - it'll be a consistent program. It's not going to go away. But it wouldn't have that huge ramp up that we had to take care of this year.

Also, we had some startup costs with Grant as we transitioned into the new auditors at the beginning of the year with all. There'll be getting more that you have to do now because of the various public accounting boards and documentation and stuff. So, you'll see some improvement there also. But at that point I really can't give you two-thirds or one-third.

But for your modeling use four to five percent on operating income.

John Bucher: Now, that's for the company, not just for AE? Is that correct.

Michael Stoehr: That's correct. On August 31st we will come up now under 144 on discontinued ops. The record date for the transaction was June 11th. This was the last quarter that you'll see the whole financial statements. You will see - the third quarter you'll see just the AEC groups with corporate and then the discontinued piece for ACC. We will continue the MD&A for wireless.

John Bucher: So, your four to five percent corporate operating margin assumes some improvement in the AE operating margin, which appears to have been on its own around 4.3 percent or so.

Michael Stoehr: I would stay with the consolidated so I don't get - giving projections for the group. There will be an improvement. Just look at the consolidated entity.

John Bucher: OK. Thank you.

Michael Stoehr: When we get to the third quarter I can be more expressive.

John Bucher: OK. Thank you. And then a question for Patrick Lavelle, if we might. I appreciate his running through the various subsegments there. Patrick, is it possible to - for you to give us an idea how the various subsegments compare in terms of profitability? If you can't give specific numbers we understand. If you can maybe just rank them in terms of profitability and possibly also in terms of growth potential.

Patrick Lavelle: When we look at the mass merchant business, if you have product going to the mass merchants, it's generally going at a lower margin. And that's built into our business model. And we have higher margins on some of the niche products. And I would our mobile, video - our mobile products will generate more up front profitability. But they do require some more overhead to - as far as application work, engineering, and things like that. And our consumer products would generally run at a lower gross profit rate.

John Bucher: And how would the OEM margins compare with those?

Patrick Lavelle: OEM would run in the margins of a niche product.

Unidentified Speaker: Guy (ph), you have the floor. Let me somebody else have a try and get back in for future questions.

Operator:  The next question is from Randy  McCormick  (ph) with Tracer  Capital
(ph). Please go ahead.

Randy McCormick: Hey, guys, a couple of questions, but first a follow up on John's question. The 45 percent for total Audiovox including AEC, if I'm just looking at the fact that AEC is about 2x roughly revenue and about half of the operating margin, would it be fair to assume directionally that the standalone AEC will be higher than that 45 percent?

Patrick Lavelle: As I said, I really don't want to feel like I'm dodging at the question, but if I can be more open on the third quarter. I'm just trying to help you all ...

Randy McCormick: Yes, no - I completely understand.

Patrick Lavelle: Yes ...

Randy McCormick: I guess directionally, am I thinking the right ...

Patrick Lavelle: ... that follows true. Because of the high gross margin vis-a-vis ACC he would - and then there will be some savings on the other side from (INAUDIBLE). So our consolidated debt number will move up more.

Randy McCormick: OK, great. And then the other couple of questions on the equity income or the other income for the equity investments ...

Patrick Lavelle: Yes.

Randy McCormick: ... that 1.5 million this quarter was a pretty big number. and I just was reading through your Q, which just came out ...

Michael Stoehr: Yes, that's ASA. As Pat mentioned, that's our 50 percent own equity venture, ASA, Audiovox Specialized Applications, that Pat explained that deals - they had a couple of watch contracts with OEMs.

Randy McCormick: Right, no - I understand. But is that - that's a lot higher than it's been historically. Is that a good number to use going forward?

Michael Stoehr: Plus or minus 25 percent.

Randy McCormick: OK, and that does stay - let me be clear, that does stay with AEC, correct?

Michael Stoehr: That is correct.

Randy McCormick: OK.

Michael Stoehr: It's owned - it's owned by the corporation, but because it's related to the marketing programs of AEC, we put it under that group.

Randy McCormick:  OK, great. And then the license,  that 1.2 to 1.3 from Rikatan
(ph), that flows through the AEC income statement, right, in the - in the operations that comes through revenue?

Michael Stoehr: That's correct.

Randy McCormick: OK, then finally, I guess, is there any way, I mean, you guys have talked about not just, you know, selling traditional Audiovox products through Germany through the Audiovox Germany sales channel, but also bringing a lot of the sales of Jensen and Acoustic Research through the U.S. channel, is there any way to quantify how much of that has been done, and how much of that is going to be in '05? I know you guys have about 60 to 70 million for the Rikatan assets this year, but I assume that grows again in '05?

Michael Stoehr: Yes, well, one of the things they've been looking at is that the only Audiovox products that we've been bringing to Europe would be our mobile video and our consumer products. They are quite successful under their own brands with car audio and home audio. So we'd be looking at this particular point with somewhere around - Audiovox sales are somewhere around 10 percent of their total for the first six months. And we think it could be somewhere in the vicinity of 10 to 15 percent for the first year, and then obviously growing in '05, that's on the Germany side.

As far as bringing in any of the German products into the United States, we will have some products coming into the United States so that we don't have duplication of vendors. But it will be marketed under the Jensen Advent and AR brands.

Randy McCormick: OK, and then one last question on the Q that just came out on the AEC G&A, it was a lot lower than it was last quarter and, I mean, I'm just reading here, is your increase of a couple of dollars for domestic and the rest was all international. Is this level a good level going forward?

Michael Stoehr: No, you know, when we look at the requirements, there are some - we are going to have some increases for Sarbanes on the AEC side. And we do have some increases so that we could - we could manage the different operations. But I would not say anything drastically - you know, this has been part of our success with the acquisitions, is that we are able to take the sales from the acquisitions and bring them into the Audiovox facility.

And through our systems, and facilities, and everything else that we have, we can eliminate a lot of the G&A expense from the company that we acquired. And we've done that with Code (ph) and we're doing that with the Rikatan operation.

Randy McCormick: Right, but in dollar amount it went from 9.8 to 7.2, understanding that there will be more Sarbanes stuff in there, but in general
....

Michael Stoehr: It's really ...

Randy McCormick: ... there's no reversals or anything in there, right? That's a clean ...

Michael Stoehr: Yes, it's clean. Let's Mike speak to it.

Michael Stoehr: The function of revenue, by the way, because (INAUDIBLE) does have commissions, so sometimes you'll see the dollar amount will go up, but the percentage will come off.

Randy McCormick: Right, but I mean your revenue was up sequentially and the dollar amount dropped 2.6 million in G&A. So that's a good level? I just want to make sure it's ...

Unidentified Speaker: Yes.

Randy McCormick: ... a good level.

Unidentified Speaker: Yes.

Randy McCormick: OK, and then finally on your gross margins, I know it's - again read into the Q (ph) quickly, I was trying to pay attention to you guys and read the Q, but it does sound - it does seem like you actually increased your sales reserves this quarter. Am I right in assuming then that the reserves are higher than any ...

Unidentified Speaker: Yes.

Randy McCormick: OK, by about $2 million, is that the right amount?

Unidentified Speaker: That's correct.

Randy McCormick: Perfect. Thanks, guys.

Operator: The next question is from John Bucher with Harris Nesbitt. Please go ahead.

John Bucher: Question for Patrick on the satellite radio market, and also if Patrick could provide an overview of what he thinks the market might be for some of the new digital radio, some of the new digital broadcast radio, the HD radio products. Does he see that as another area of growth for AE?

Patrick Lavelle: OK, as far as satellite radio, we have very strong increases for this year and we'll probably come in probably with a 80 to 100 percent increase in sales, I would think based on the rate of travel that we have right now. That's based on some of the promotions that we're looking at for the fourth quarter.

As far as digital, I'm not - I'm not so sure we're going to see any impact on AEC for this year, as our product is scheduled to come out in the first quarter of next year.

Yes, there will be some increase, but I think HD is still something that we're going to have to watch. It hasn't been proven yet.

John Bucher: So you don't see at this point then potentially a competitive response on the part of some of the radio broadcasters to some of the satellite radio services as they start like rating over to HD radio?

Patrick Lavelle: No, I'm not saying that. What I'm saying is that for this year, our HD product will not be ready, OK. So, we're not going to have any HD sales. And although everybody in the industry is looking for HD to compete well with satellite or regular analog radio, and grow market share, that hasn't been proven yet. So, we do believe that it's going to have some growth, but how much verses satellite radio, we're not sure at this point.

John Bucher: OK, thank you very much.

Operator: Again, ladies and gentlemen, if you would like to ask your question, please press star, followed by one.

Unidentified Speaker: Operator, if there are no more questions, then at this time we'll end the call. But we'd like to thank everybody, and know that all the executives at Audiovox as well as myself will be available for any follow up questions you have.

Operator: Sir, actually, Randy McCormick with Tracer Capital just queued up again for a question.

Unidentified Speaker: OK.

Unidentified Speaker: Go ahead, sir.

Randy McCormick: Thank you. Guys, just one follow up question, you know, obviously at the AEC business, year-over-year growth has been, you know, very strong, even backing out the record time and code previously. Any sense for X acquisitions, what the long-term revenue growth rate can be in this business?

Unidentified Speaker: Again, not to - not to beg off the question ...

Randy McCormick: That's fair enough. I guess I'll wait for Q3.

Unidentified Speaker: Yes, please. It would help us out because the impact in nine (ph), the rest of us can be a little bit more expressive at that point.

Randy McCormick: Can I ask it this way? Is there any reason to believe that the last three to four years has been abnormal?

Unidentified Speaker: Again ...

Randy McCormick: OK, fair enough.

Unidentified Speaker: ... you have to wait.

Randy McCormick: Fair enough.

Unidentified Speaker: OK.

Randy McCormick: All right, guys.

Unidentified Speaker: OK.

Unidentified Speaker: OK, thanks.

Thank you very much, ladies and gentlemen. We appreciate your continuing support of the company. Thank you.

Operator: Ladies and gentlemen, thank you for joining today's conference. This does conclude the program. You may now disconnect. Good day.


     The Asset Purchase Agreement relating to the transaction described above was filed by Audiovox Corporation under cover of Form 8-K on June 14, 2004 and is incorporated by reference to this filing.

Forward-Looking Statements

Except for historical information contained herein, statements made in this release that may constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003 and Form 10-Q for the fiscal first quarter ended May 31, 2004.


Additional Information About the Asset Sale and Where to Find It

Audiovox has filed a preliminary proxy statement and other documents regarding the proposed Asset Purchase Agreement with the SEC. AUDIOVOX STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. A definitive proxy statement will be sent to stockholders of Audiovox seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement and any other relevant documents filed by Audiovox with the SEC for free at the SEC's web site at www.sec.gov. Copies of the definitive proxy statement and other documents filed by Audiovox with the SEC may also be obtained free of cost by directing a request to: Audiovox Corp., 150 Marcus Boulevard, Hauppauge, NY 11788, Attn: Chris Lis Johnson, Secretary. You may also read and copy any reports, statements and other information filed by Audiovox at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Audiovox and its respective directors, executive officers and certain of their employees may be deemed to be participants in the solicitation of proxies of Audiovox stockholders in connection with the proposed sale of assets. Certain directors and executive officers of Audiovox may have interests in the sale of assets, and their interests are described in the proxy statement that has been filed by Audiovox with the SEC.

                                      # # #

Audiovox is a registered trademark of Audiovox Corporation, in the U.S. and certain other countries. Other trademarks and product, company or service names included herein are the property of their respective owners.